Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of DCT Industrial Trust Inc. for the registration of its common stock and to the incorporation by reference therein of our report dated February 20, 2015, with respect to the consolidated financial statements and schedule of DCT Industrial Trust Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

September 10, 2015